Exhibit 99.1

CONTACT:

Capital Bank Financial Corp.

Kenneth A. Posner

Chief of Strategic Planning and Investor Relations

Phone: (212) 399-4020

Kposner@cbfcorp.com

CAPITAL BANK FINANCIAL ANNOUNCES CLOSING OF ACQUISITION OF COMMUNITYONE BANCORP AND PRELIMINARY COMMUNITYONE BANCORP SHAREHOLDER MERGER CONSIDERATION ELECTION RESULTS

Charlotte, N.C. (October 26, 2016) — Capital Bank Financial Corp. (NASDAQ: CBF) (“Capital Bank”) today announced the closing of its acquisition of CommunityOne Bancorp (“CommunityOne”).  As part of the acquisition, CommunityOne Bank, N.A. was merged into Capital Bank Corporation.

Under the terms of the merger agreement, each share of CommunityOne common stock outstanding was converted into the right to receive either (i) $14.25 in cash or (ii) 0.43 shares of Capital Bank’s Class A Common Stock, subject to the election and proration procedures set forth in the merger agreement.  Pursuant to the merger agreement, 85% of the shares of CommunityOne common stock were converted into the right to receive stock and 15% of the shares were converted into the right to receive cash.

Capital Bank also announced the preliminary results of the elections made by former CommunityOne shareholders regarding their preferences as to the form of merger consideration they wish to receive in connection with the merger.

Based on the information as of the election deadline of 5:00 p.m., ET on October 24, 2016, the preliminary merger consideration election results were as follows:

•                  Holders of 12,608,611 shares of CommunityOne common stock (which includes 1,572,904 shares that made elections pursuant to guaranteed delivery procedures), or approximately 51.9% of the outstanding shares of CommunityOne common stock, elected to receive $14.25 per share in cash (“cash electing shares”);

•                  Holders of 10,361,402 shares of CommunityOne common stock (which includes 7,474 shares that made elections pursuant to guaranteed delivery procedures), or approximately 42.6% of the outstanding shares of CommunityOne common stock, elected to receive 0.43 shares of Capital Bank Class A common stock (“share electing shares”); and

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•                  Holders of 1,325,609 shares of CommunityOne common stock, or approximately 5.5% of the outstanding shares of CommunityOne common stock, did not submit a properly completed election form to Computershare Trust Company, N.A., the election and exchange agent in the merger, by the election deadline and are therefore deemed to have no preference as to the form of consideration they will receive and will receive cash, shares of Capital Bank Class A common stock or a combination of both, depending on the elections of other former CommunityOne shareholders.

The foregoing results are preliminary only, and final certified results are not yet available.  Based on the preliminary results above, the election to receive cash is expected to be oversubscribed.  Therefore, the consideration to be received by holders of cash electing shares is expected to be prorated so that it includes both Capital Bank Class A common stock and cash pursuant to the terms set forth in the merger agreement.  After the final results of the merger consideration election process are determined, the final allocation of merger consideration will be calculated in accordance with the terms of the merger agreement.

About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States.  Capital Bank Financial Corp. is the parent of Capital Bank Corporation, a State of North Carolina chartered financial institution with $7.6 billion in total assets as of June 30, 2016, and 151 full-service banking offices throughout Florida, North and South Carolina, Tennessee and Virginia.  To learn more about Capital Bank Financial Corp., please visit www.capitalbank-us.com.

Forward-looking Statements

The information presented above may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the CommunityOne shareholder election results.  Forward-looking statements can be identified by the use of the words “anticipate,” “expect,” “intend,” “estimate,” “target” and words of similar import.  Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of the management’s control.  It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  Factors that may cause such a difference include, but are not limited to, the results of the final determination of election results.  Forward-looking statements are made only as of the date of this presentation, and Capital Bank does not undertake any obligation to update any forward-looking statements contained in this presentation to reflect events or conditions after the date hereof.

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